                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to SECTION 240.14a-11(c) or
     SECTION 240.14a-12

                               FTP SOFTWARE, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                ------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount previously paid:

          2)   Form, Schedule or Registration Statement No.:

          3)   Filing Party:

          4)   Date Filed:

[FTP LOGO]

                               FTP SOFTWARE, INC.

                       100 BRICKSTONE SQUARE, FIFTH FLOOR
                          ANDOVER, MASSACHUSETTS 01810


                              --------------------

                  NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 19, 1997

                              --------------------


     The 1997 Annual Meeting of Stockholders of FTP Software, Inc. (the "Meeting") will be held at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts at 10:00 a.m., local time, on Thursday, June 19, 1997, for the following purposes:

     1.   To elect two Class I Directors; and

     2. To transact any other business that may properly come before the Meeting or any postponement or adjournment of the Meeting.

     Stockholders of record at the close of business on April 25, 1997 are entitled to notice of, and to vote at, the Meeting.

     WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY FOLLOWING THE INSTRUCTIONS ON PAGE ONE OF THE ACCOMPANYING PROXY STATEMENT.


                                      By Order of the Board of Directors

                                      /s/ Douglas F. Flood

                                      Douglas F. Flood
                                      Clerk

Andover, Massachusetts
April 30, 1997

                       1997 ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 19, 1997


                               ------------------


                                 PROXY STATEMENT


                               ------------------



     The enclosed proxy is solicited on behalf of the Board of Directors of FTP Software, Inc. ("FTP" or the "Company") to be voted at the 1997 Annual Meeting of Stockholders of the Company to be held at the Andover Country Club, 60 Canterbury Street, Andover, Massachusetts on Thursday, June 19, 1997, at 10:00 a.m., local time, and at any postponement or adjournment of that meeting (the "Meeting").

     Shares of the Company's common stock, par value $.01 per share ("Common Stock"), represented by proxies in the form enclosed, if properly executed and returned and not revoked, will be voted as specified in the proxies. Where no specification is made, the shares will be voted in favor of the election of the nominees for director named below under "Election of Directors." To be voted, proxies must be delivered to the Clerk of the Company before the vote at the Meeting. Each stockholder who has given a proxy may revoke it any time before it is voted at the Meeting, either (i) by delivering to the Clerk of the Company, before the vote at the Meeting, a written notice bearing a date later than the date of the proxy and stating that the proxy is revoked, (ii) by signing and delivering to the Clerk of the Company, before the vote at the Meeting, another proxy relating to the same shares and bearing a later date or (iii) by attending the Meeting and voting in person (although attendance at the Meeting will not, by itself, revoke a proxy).

     FTP's Annual Report to Shareholders for the year ended December 31, 1996 accompanies this Proxy Statement. This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about May 8, 1997. Our principal executive offices are located at 100 Brickstone Square, Fifth Floor, Andover, Massachusetts 01810.

     FTP will pay the cost of solicitation of proxies, which will primarily be by mail. Directors, officers and employees of FTP may also solicit proxies, by telephone or telecopy or in person. Those persons will not receive additional compensation for such solicitation, but may be reimbursed for their related out-of-pocket expenses. The Company has retained Morrow & Company, Inc. to assist in the solicitation of proxies for the Meeting, at a cost to the Company of approximately $6,000 plus reimbursement of reasonable expenses. FTP will also reimburse banks, brokerage firms and other custodians, nominees and fiduciaries holding shares of Common Stock for their reasonable expenses in sending proxy materials to the beneficial owners of such shares.

     Only holders of record of the Common Stock at the close of business on April 25, 1997 (the "Record Date") are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 33,877,671 shares of Common Stock outstanding and 410 record holders of the Common Stock (although FTP has been informed that there were approximately 20,000 beneficial owners of the Common Stock as of that date). Each share of Common Stock outstanding as of the Record Date is entitled to one vote on each matter to come before the Meeting. As of the Record Date, the directors and executive officers of the Company beneficially owned a total of 2,639,311 shares of Common Stock, representing approximately 7.6% of the shares of Common Stock outstanding on that date.

                              ELECTION OF DIRECTORS

     The Company's Restated Articles of Organization, as amended (the "Articles"), and Amended and Restated By-laws (the "By-laws") provide for the classification of the Company's Board of Directors (the "Board of Directors" or the "Board") into three classes, as nearly equal in number as possible. The terms of these classes are staggered, so that only one class is elected each year, with each director elected for a three-year term or until his or her successor is duly elected and qualified. The Board of Directors presently consists of seven persons, two of whom are serving as Class I Directors. The term of each of the current Class I Directors will expire at the Meeting, and two Class I Directors are to be elected at the Meeting to serve for a term of three years expiring at the 2000 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

     Each proxy that has been properly executed and returned, and is not revoked, will be voted in accordance with the instructions indicated on the proxy. IF NO DIRECTION IS INDICATED, THE PERSONS NAMED IN THE ENCLOSED PROXY INTEND TO VOTE THE PROXY IN FAVOR OF THE ELECTION AS DIRECTORS OF THE TWO NOMINEES NAMED BELOW (THE "NOMINEES").

     It is expected that each of the Nominees (each of whom is now a director of FTP) will be able to serve. If any Nominee is not able to serve, each proxy will be voted either for a substitute nominee designated by the Board or to reduce the number of directors constituting the whole Board of Directors, as determined by the persons named in the enclosed proxy in their discretion, unless instructions are given to the contrary on the proxy.

     The name, age and other information relating to the Nominees and to the other directors of the Company are as follows:



                                    NOMINEES FOR ELECTION AS CLASS I DIRECTORS --
                                                 TERMS EXPIRE 2000

      NAME             AGE                       PRINCIPAL OCCUPATION                        DIRECTOR SINCE(1)
      ----             ---                       --------------------                        -----------------

David D. Clark         53     Senior Research Scientist at the Massachusetts Institute of         1995
                              Technology Laboratory for Computer Science since 1973; since the mid-1970's, involved in the development of the Internet protocol suite; Chairman of the Internet Activities Board
                              from 1981 to 1989. Dr. Clark also serves as a director of
                              Proteon, Inc.

F. David Fowler        63     Dean of the School of Business and Public Management at The           1994
                              George Washington University since July 1992; partner in the firm of KPMG Peat Marwick from 1969 to 1992, member of Board of Directors of KPMG Peat Marwick from 1987 to 1992 and
                              managing partner of KPMG Peat Marwick's Washington Office
                              from 1987 to 1991. Mr. Fowler also serves as a
                              director of Crestfunds, Inc., a registered investment
                              company.


                                     INCUMBENT CLASS II DIRECTORS --
                                          TERMS EXPIRE 1998(2)

      NAME             AGE                       PRINCIPAL OCCUPATION                        DIRECTOR SINCE(1)
      ----             ---                       --------------------                        -----------------

Kevin J. Burns         47     Chairman of the Board of INTERSOLV, Inc., a developer of             1997(3)
                              application enablement software for client/server and Internet based information systems, since 1990; President and Chief
                              Executive Officer of INTERSOLV from 1986 to May 1995 and
                              October 1996, respectively. Mr. Burns also serves as a
                              director of Computervision Corporation.






      NAME             AGE                       PRINCIPAL OCCUPATION                        DIRECTOR SINCE(1)
      ----             ---                       --------------------                        -----------------

John A. Kimberley      49     Vice Chairman of FTP and Executive Vice President of Firefox         1996
                              Communications Inc. ("Firefox"), a subsidiary of FTP, since
                              FTP's acquisition of Firefox in July 1996;  Chairman of the
                              Board, President and Chief Executive Officer of Firefox from
                              1990 to July 1996; Managing Director of TIS Systems Limited,
                              a UNIX hardware and software distributor, from 1986 to 1990.


                                     INCUMBENT CLASS III DIRECTORS --
                                            TERMS EXPIRE 1999

     NAME              AGE                       PRINCIPAL OCCUPATION                        DIRECTOR SINCE(1)
     ----              ---                       --------------------                        -----------------

Vinton G. Cerf         53     Senior Vice President of Internet and Engineering                     1994
                              Architecture of the Engineering Division of MCI
                              Telecommunications, Inc. since February 1994; member of the
                              Board of Trustees of the Internet Society since 1992;
                              President of the Internet Society from 1992 to 1995; Vice
                              President of the Corporation for National Research
                              Initiatives from 1986 through February 1994.

Glenn C. Hazard        45     President since April 1996, Chief Executive Officer since             1996
                              October 1996 and Chairman of the Board since April 1,
                              1997(3); Chief Operating Officer from April to October 1996;
                              Senior Vice President of Business Transformation of Legent
                              Corporation, a systems management software company, from
                              March to December 1995; various management positions with
                              AT&T Corp. and its subsidiaries from 1983 to 1995, including
                              Senior Vice President of Business Transformation of AT&T
                              Corp. from June 1994 to March 1995, Vice President of
                              Business Process Reengineering of AT&T Global Information
                              Systems from September 1993 to June 1994, Vice President of
                              Process Reengineering of AT&T Global Business Communications
                              Systems from August 1992 to September 1993 and Director of
                              Process Reengineering of AT&T Global Business Communications
                              Systems from 1990 to August 1992.

Louise A. Mathews      52     Partner, Shaw, Pittman, Potts & Trowbridge, a Washington,             1995
                              D.C. law firm, since 1984; associate, Steptoe & Johnson,
                              from 1974 to 1984.

(1) Dates shown indicate the year in which the individual began serving as a director of the Company.
(2) John H. Keller resigned as a Class II Director on April 16, 1997. Mr. Keller continues to serve as Senior Vice President of Global Engineering and Development of the Company.
(3) David H. Zirkle resigned as Chairman of the Board and a Class II Director effective March 28, 1997. Mr. Hazard was appointed Chairman of the Board effective April 1, 1997 and Mr. Burns was appointed as a Class II Director on April 16, 1997 to fill such vacancies.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held 12 meetings during 1996. Each incumbent director attended at least 75% of the Board meetings and the meetings held by committees of the Board on which he or she served during that year. The Board of Directors currently has four standing committees, the Audit Committee, the Compensation Committee, the Stock Option Committee and the Nominating Committee.

     The Audit Committee, composed of Mr. Fowler and Ms. Mathews, reviews with the Company's independent accountants and management the scope and results of the annual audit, the scope of other services provided by the Company's independent accountants, proposed changes in the Company's financial and accounting standards and principles, and the Company's policies and procedures with respect to its internal accounting and financial controls, and makes recommendations to the Board on the engagement of the independent accountants, as well as other matters which may come before it or as directed by the Board. The Audit Committee held four meetings in 1996.

     The Compensation Committee, composed of Dr. Cerf, Mr. Fowler and Ms. Mathews during 1996, administers the Company's cash and stock incentive and compensation programs and performs such other duties as may from time to time be determined by the Board of Directors. This Committee held seven meetings in 1996. Mr. Burns was appointed to this Committee in place of Ms. Mathews in April 1997.

     The Stock Option Committee was formed in December 1995 to administer the grant of options under the Company's stock option plans to new employees as well as to existing employees (other than executive officers) for incentive, performance and retention purposes, in each case within the framework and numerical parameters established and as authorized from time to time by the Compensation Committee. This Committee, composed of Mr. Zirkle through February 1997 and composed of Mr. Hazard from February 1997 through the present, held 11 meetings in 1996.

     The Nominating Committee was formed in October 1996 to identify, interview and evaluate candidates for election as directors of the Company from time to time and to make recommendations to the Board concerning the election of candidates that the Committee deems qualified to serve as directors of the Company (including any candidate nominated by any stockholder of the Company) and to perform such other functions as may be authorized from time to time by the Board. The Nominating Committee, composed of Mr. Fowler, Ms. Mathews and Mr. Zirkle during 1996, held no meetings during 1996. In February 1997, Mr. Hazard was appointed to this Committee to fill the vacancy created by the resignation of Mr. Zirkle from this Committee. Mr. Burns was appointed to this Committee in place of Mr. Hazard in April 1997.

     Any stockholder who wishes to nominate a candidate for election as a director at the 1998 Annual Meeting of Stockholders must, pursuant to the By-laws, send a written notice to the Clerk of the Company accompanied by a petition signed by at least 100 record holders of the Company's then outstanding capital stock who together own at least 1% of the then outstanding shares entitled to vote in the election of directors. The petition must show the class, series (if any) and number of shares held by each such record holder. The notice and petition must be received at the Company's principal executive offices not less than 60 days nor more than 90 days prior to the meeting (unless less than 70 days notice or prior public disclosure of the date of the meeting is given to the Company's stockholders, in which case the notice must be received not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or publicly disclosed). The notice must set forth (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director, all of the information required by Regulation 14A under the Securities Exchange Act of 1934, including the nominee's written consent to being named in the applicable proxy statement as a nominee and to serving as a director if elected, and (ii) the name and address (as they appear on the Company's books) of the stockholder giving the notice and the class, series (if any) and number of shares beneficially owned by such stockholder. A candidate for director should be highly knowledgeable and experienced in a field that will be useful to the Company, and should have the ability to exercise sound business judgment. The candidate must also be willing and able to commit the time and effort needed to be an effective director.

                               SECURITY OWNERSHIP


     The following table and footnotes set forth information regarding the beneficial ownership of the Common Stock as of April 21, 1997 by (i) each person who served as chief executive officer of the Company during 1996 and the other four most highly compensated executive officers of the Company for the year ended December 31, 1996 (the "Named Executive Officers"), (ii) each director of the Company, (iii) all directors, Named Executive Officers and other executive officers of the Company as a group and (iv) each person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, the only outstanding class of voting securities of the Company. Except as otherwise indicated, each of the persons named below has sole voting power and investment power with respect to the shares of Common Stock beneficially owned by such person.

                                                                     SHARES OF COMMON
                                                                STOCK BENEFICIALLY OWNED
                                                                ------------------------
                                                               NUMBER OF         PERCENT OF
    DIRECTORS AND EXECUTIVE OFFICERS (1)                         SHARES             CLASS
    ------------------------------------                         ------             -----

    David H. Zirkle                                             303,000(2)             *
    Glenn C. Hazard                                              75,000(3)             *
    Douglas F. Flood                                             91,775(4)             *
    John H. Keller                                              219,420(5)             *
    John A. Kimberley                                         1,400,288               4.1%
    John G. McAughtry                                             5,000(6)             *
    John J. Warnock, Jr.                                         25,000(7)             *
    Kevin J. Burns                                               16,743(8)             *
    Vinton G. Cerf                                               25,000(9)             *
    David D. Clark                                                8,768(10)            *
    F. David Fowler                                              25,167(11)            *
    Louise A. Mathews                                             8,768(12)            *
    All directors, Named Executive Officers and
        other executive officers as a group (15 persons)      2,639,311(13)           7.6%

    5% BENEFICIAL OWNERS
    --------------------

    Kopp Investment Advisors, Inc.                            5,760,233(14)          17.0%
    LeRoy C. Kopp                                             5,975,233(14)          17.6%
    6600 France Avenue South, Suite 672
    Edina, Minnesota 55435

    Goldman, Sachs & Co.                                      1,985,212(15)           5.9%
    The Goldman Sachs Group, L.P.
    85 Broad Street
    New York, New York 10004


*    Less than 1%.
(1) The address of all Named Executive Officers and directors is care of FTP Software, Inc., 100 Brickstone Square, Andover, Massachusetts 01810. Only the Named Executive Officers are listed individually.
(2) Includes 300,000 shares issuable pursuant to outstanding options exercisable within 60 days. Mr. Zirkle resigned as President in April 1996, as Chief Executive Officer in October 1996 and as Chairman and a director in March 1997.
(3) Consists of 75,000 shares issuable pursuant to outstanding options exercisable within 60 days.
(4) Includes 90,100 shares issuable pursuant to outstanding options exercisable within 60 days.
(5) Includes 218,420 shares issuable pursuant to outstanding options exercisable within 60 days.
(6) Such shares are held in a trust for the benefit of Mr. McAughtry's spouse. Mr. McAughtry and his spouse are co-trustees of the trust.

(7) Consists of 25,000 shares issuable pursuant to outstanding options exercisable within 60 days. Mr. Warnock resigned as Senior Vice President, Chief Financial Officer and Treasurer in February 1997.
(8) Includes 1,743 shares issuable pursuant to outstanding options exercisable within 60 days.
(9) Consists of 25,000 shares issuable pursuant to outstanding options exercisable within 60 days.
(10) Consists of 8,768 shares issuable pursuant to outstanding options exercisable within 60 days.
(11) Includes 24,167 shares issuable pursuant to outstanding options exercisable within 60 days.
(12) Consists of 8,768 shares issuable pursuant to outstanding options exercisable within 60 days.
(13) Includes 800,691 shares issuable pursuant to outstanding options exercisable within 60 days.
(14) Based on Amendment No. 1 to Schedule 13G dated January 29, 1997, Kopp Investment Advisors, Inc. has sole voting power with respect to 437,747 shares, sole dispositive power with respect to 50,000 shares and shared dispositive power with respect to 5,710,233 shares; and LeRoy C. Kopp has sole voting power with respect to 627,747 shares, shared voting power with respect to 25,000 shares, sole dispositive power with respect to 240,000 shares and shared dispositive power with respect to 5,735,233 shares.
(15) Based on a Schedule 13G dated February 14, 1997, such persons share voting and dispositive power with respect to such shares.



                             EXECUTIVE COMPENSATION

         The following table and footnotes set forth information concerning compensation paid or accrued by the Company on behalf of the Named Executive Officers for the years ended December 31, 1996, 1995 and 1994.

                                                    SUMMARY COMPENSATION TABLE


                                               ANNUAL                        LONG-TERM
                                            COMPENSATION                    COMPENSATION
                              --------------------------------------------  ------------
                                                                               AWARDS
                                                                  OTHER        ------
                                                                  ANNUAL     SECURITIES      ALL OTHER
          NAME AND                                                COMPEN-    UNDERLYING       COMPEN-
     PRINCIPAL POSITION        YEAR     SALARY       BONUS        SATION      OPTIONS         SATION
     ------------------        ----     ------       -----       --------    -----------      ------

 David H. Zirkle(1)            1996     $300,000         --    $33,275(2)          --      $  4,750(3)
   Former President and        1995      300,000         --     31,160(2)     500,000         4,620(3)
   Chief Executive Officer     1994      240,000   $103,282     17,319(2)          --         4,620(3)


 Glenn C. Hazard               1996      190,385     62,000      5,522(2)     500,000       159,590(4)
   President and Chief
   Executive Officer


Douglas F. Flood               1996      200,000         --      8,081(2)     140,000         4,750(3)
   Senior Vice President       1995      179,673         --     11,542(2)      50,000         4,620(3)
   of Business Develop-        1994      131,312     18,135      8,888(2)      77,000         3,383(3)
   ment and Planning
   and General Counsel


 John H. Keller                1996      225,000         --         --        150,000         4,750(3)
   Senior Vice President       1995      201,776         --      5,844(2)     100,000         4,620(3)
   of Global Engineering       1994      150,154     64,567         --        100,000         4,620(3)
   and Development


 John G. McAughtry             1996       52,673     75,000         --        130,000            --
   Senior Vice President
   of Global Sales


 John J. Warnock, Jr.(5)       1996      186,923         --      4,339(2)     130,000       128,543(5)
   Former Senior Vice
   President and Chief
   Financial Officer


(1) Mr. Zirkle resigned as President in April 1996, as Chief Executive Officer in October 1996 and as Chairman in March 1997.
(2)  Amounts shown represent vacation payouts accrued for such years.
(3) Amounts shown represent contributions made by FTP to its 401(k) savings plan for the accounts of the Named Executive Officers.
(4) Includes $154,840 in relocation expenses paid by FTP as described under "Certain Transactions" below and $4,750 in contributions by FTP to its 401(k) plan for the account of Mr. Hazard.
(5) Includes $126,216 in relocation expenses paid by FTP as described under "Certain Transactions" below and $2,327 in contributions by FTP to its 401(k) plan for the account of Mr. Warnock. Mr. Warnock resigned as Senior Vice President, Chief Financial Officer and Treasurer in February 1997.

     The following persons also serve as executive officers of the Company:
Susan L. Bostrom, Senior Vice President of Global Marketing and Strategic Planning; John F. Geraghty, Vice President of Finance, Treasurer and Controller; John A. Kimberley, Vice Chairman; Peter R. Simkin, Chief Technology Officer; and James A. Tholen, Senior Vice President and Chief Financial Officer.

STOCK OPTIONS


         The following table contains information concerning the grant of stock options under the Company's stock option plans to the Named Executive Officers during the year ended December 31, 1996.

                                     OPTION GRANTS IN LAST FISCAL YEAR
                                                                                           POTENTIAL REALIZABLE VALUE
                                                                                             AT ASSUMED ANNUAL RATES
                                                                                           OF STOCK PRICE APPRECIATION
                                              INDIVIDUAL GRANTS                                  FOR OPTION TERM
                           ---------------------------------------------------------     -------------------------------
                                            % OF TOTAL
                             SECURITIES      OPTIONS
                             UNDERLYING     GRANTED TO       EXERCISE
                              OPTIONS      EMPLOYEES IN       PRICE       EXPIRATION
        NAME                  GRANTED     FISCAL YEAR(1)     PER SHARE       DATE           5%              10%
        ----               -------------  --------------   ------------  -----------       -----           ------
David H. Zirkle(2)                --             --               --            --             --              --
Glenn C. Hazard              300,000(3)        5.98%         $ 9.125       4/19/06     $1,721,599      $4,362,870
                             200,000(4)        3.99            8.250       6/30/06      1,037,676       2,629,675
Douglas F. Flood              50,000(5)        1.00           12.500       2/13/06        393,059         996,089
                              50,000(6)        1.00            9.250       4/09/06        290,864         737,106
                              40,000(4)        0.80            8.250       6/30/06        206,596         523,555
John H. Keller                50,000(5)        1.00           12.500       2/13/06        393,059         996,089
                              50,000(6)        1.00            9.250       4/09/06        290,864         737,106
                              50,000(4)        1.00            8.250       6/30/06        259,419         657,419
John G. McAughtry            130,000(7)        2.59            7.500      11/15/06        613,172       1,553,899
John J. Warnock, Jr.         100,000(8)        1.99           11.625       1/23/06        731,090       1,852,726
                              30,000(9)        0.60            8.250       7/22/06        154,468         390,774


(1) The number of options granted to employees includes those granted as part of an option exchange offer effected during 1996, pursuant to which each holder (other than executive officers) of an option granted during 1994, 1995 and 1996 was given the opportunity to exchange such option for a new option covering 50% of the number of shares of Common Stock covered by the original option and having a new exercise price fixed at the date of exchange. Under this offer, options to purchase approximately 1.07 million shares were granted in exchange for outstanding options to purchase approximately 2.13 million shares.
(2) Mr. Zirkle resigned as President in April 1996, as Chief Executive Officer in October 1996 and as Chairman in March 1997.
(3) Option vests in four equal annual installments beginning one year after April 19, 1996, the date of grant.

(4) Option vests in four equal annual installments beginning one year after June 30, 1996, the date of grant.
(5) Option vests in four equal annual installments beginning one year after February 13, 1996, the date of grant.
(6) Option vests in four equal annual installments beginning one year after April 9, 1996, the date of grant.
(7) Option vests in four equal annual installments beginning one year after November 15, 1996, the date of grant.
(8) Option was to vest in four equal annual installments beginning one year after January 23, 1996, the date of grant. Mr. Warnock resigned from FTP in February 1997, at which time this option terminated as to 75,000 shares; this option will now terminate as to the remaining 25,000 shares on May 28, 1997.
(9) Option was to vest in four equal annual installments beginning one year after July 22, 1996, the date of grant. This option terminated in its entirety upon Mr. Warnock's resignation from FTP.

OPTION EXERCISES AND YEAR-END INTERESTS

     The following table provides information with respect to the Named Executive Officers concerning unexercised options held by them as of December 31, 1996. None of such persons exercised any options during 1996. None of such options were "in-the-money" (i.e., the exercise price of such options exceeded the fair market value of the Company's Common Stock) at December 31, 1996.

                    AGGREGATE OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR END OPTION VALUES


                                       NUMBER OF SECURITIES UNDERLYING
                                    UNEXERCISED OPTIONS AT FISCAL YEAR-END
                                    --------------------------------------
             NAME                         EXERCISABLE/UNEXERCISABLE
             ----                         -------------------------
        David H. Zirkle(1)                      300,000/ 60,000
        Glenn C. Hazard                               0/500,000
        Douglas F. Flood                         62,600/237,200
        John H. Keller                          193,420/316,580
        John G. McAughtry                             0/130,000
        John J. Warnock, Jr.(2)                       0/130,000



(1) Mr. Zirkle resigned as President in April 1996, as Chief Executive Officer in October 1996 and as Chairman in March 1997.
(2) Mr. Warnock resigned as Senior Vice President, Chief Financial Officer and Treasurer in February 1997.

COMPENSATION OF DIRECTORS

     Directors who are not full-time employees of the Company ("Non-employee Directors") receive an annual fee of $10,000 for their services, plus $1,000 for each Board of Directors meeting attended and $500 for each Board committee meeting attended.

     Additionally, Non-employee Directors receive automatic, non-discretionary grants of options to purchase shares of Common Stock under the Company's 1993 Non-employee Directors' Stock Option Plan. That Plan provides generally for an automatic grant to a Non-employee Director on the date he or she is elected, or re-elected, as a director, of options to purchase 30,000 shares of Common Stock at the fair market value of the Common Stock at the time of the grant. One-third of such options become exercisable at the end of each year of such director's three-year term. Non-employee Directors who are elected for less than a full three-year term receive a proportionately smaller initial grant. In August 1996, this Plan was amended to also permit the Compensation Committee to grant options to Non-employee Directors on a discretionary basis. No discretionary options have been granted to date. Each of Messrs. Clark and Fowler is a Nominee for election as a Class I Director at the Meeting. If elected, each such person will automatically be granted an option to purchase 30,000 shares of Common Stock, at the fair market value of the Common Stock on the date of the Meeting, pursuant to this Plan.

EMPLOYMENT CONTRACTS

     During July 1996, each of Messrs. Hazard, Flood, Keller, Warnock (who resigned from the Company in February 1997) and Zirkle (who resigned from the Company in March 1997), among others, entered into an employment agreement (each, an "Employment Agreement") with the Company providing for the employment by the Company of each such person for a period of one year in the cases of the agreements with Messrs. Hazard, Flood, Keller and Warnock, and through March 31, 1997 in the case of Mr. Zirkle's agreement, as amended, at an annual salary of $275,000, $200,000, $225,000, $200,000 and
$300,000, respectively. Each Employment Agreement also provides that if a cash incentive or bonus compensation plan is made available to executive officers of the Company generally, and the Employee is not then covered by any other cash incentive or bonus compensation plan, the Employee will be entitled to participate in such plan in accordance with the plan terms. Mr. Hazard's Employment Agreement also provided for the payment to Mr. Hazard of a bonus for 1996 in the amount of $62,000 (which amount is included in the "Bonus" column in the Summary Compensation Table above).

     The Employment Agreements contain the following termination provisions, among others:

     (a) the Company has the right to terminate the Employee's employment at any time "for cause" (as defined in the Employment Agreements), in which event the Company shall have no further obligation to the Employee, other than for base salary earned and unpaid at the date of termination;

     (b) the Company has the right to terminate the Employee's employment other than for cause at any time, in which event, if such termination occurs either before or after a Change of Control Period (as defined below), the Company shall pay the Employee, in one lump sum, an amount equal to 12 months of the Employee's base salary;

     (c) the Employee has the right to terminate his employment at any time for "good reason" (as defined in the Employment Agreements, including matters such as a change in position or material diminution in the nature or scope of the Employee's responsibilities, duties or authority, work site relocation and the material failure of the Company to provide the Employee the benefits specified in his Employment Agreement), in which event the Company will be required to pay the Employee the amount specified in the preceding paragraph; and

     (d) if on the date of, or within one year following, a "change of control" (as defined in the Employment Agreements) (a "Change of Control Period"), the Company terminates the Employee's employment other than for cause or the Employee terminates his employment for good reason, then the Company will be required (subject to certain tax adjustments) to (i) pay the Employee a lump sum payment equal to two times the greater of (A) the sum of his base salary and the amount of any bonus paid or payable to him during the remainder of the term of the Employment Agreement (which will automatically be extended to be not less than 12 months from the date the change of control occurs) or (B) the sum of his base salary and the amount of any bonus paid or payable to him during the 12 months preceding the month during which such termination occurs, and (ii) pay the full cost of the Employee's continued participation in the Company's group health and dental insurance plans for so long as the Employee remains entitled to continue such participation under COBRA and the applicable plan terms. In addition, upon a change of control, all options to purchase the Company's Common Stock then held by the Employee will automatically accelerate and become exercisable in full.

     Also, each Employment Agreement prohibits the Employee from competing with the Company and its affiliates for a period of six months following termination of the Employee's employment.

     Prior to July 1996, Mr. Zirkle and the Company were parties to an employment agreement which terminated upon the execution of Mr. Zirkle's new Employment Agreement described above. Mr. Zirkle's former employment agreement, as amended, provided for the employment of Mr. Zirkle as FTP's President and Chief Executive Officer through March 1, 1997. Under this agreement, Mr. Zirkle was entitled to a base annual salary of $300,000 and to other benefits to the same extent as all other executive officers. Such employment agreement also contained a change of control provision, and provided that in the event of the breach by the Company of any material term of the agreement or if Mr. Zirkle were removed as President, Chief Executive Officer or a director of

FTP prior to the end of the term of the agreement, the Company would have been required to pay Mr. Zirkle an amount equal to the greater of (i) all amounts which would otherwise have been due and payable under the agreement and (ii) 25% of Mr. Zirkle's base salary.


                              CERTAIN TRANSACTIONS

     In October 1996, in connection with the relocation of Glenn C. Hazard, President and Chief Executive Officer of the Company, from Ohio to Virginia (where the Company also maintains offices), the Company paid the difference between the amount outstanding under the mortgage on Mr. Hazard's Ohio residence and the amount for which Mr. Hazard sold his Ohio residence, totaling approximately $45,000, and Mr. Hazard's closing costs with respect to the sale of his Ohio residence and the purchase of his Virginia residence, totaling approximately $37,065, and paid Mr. Hazard an amount sufficient to pay all federal, state and local taxes payable by him on account of the payment by the Company of the amounts described above (a "Tax Payment"), which additional amount totaled approximately $72,775. In January 1997, the Company leased a corporate apartment for Mr. Hazard in Boston, Massachusetts, at a total cost to the Company of approximately $6,500 per month.

     In July 1996, the Company acquired Firefox Communications Inc. ("Firefox") through the merger of Firefox with a wholly-owned subsidiary of the Company. John A. Kimberley, Vice Chairman and a director of the Company, was President, Chief Executive Officer and a director of Firefox and owned approximately 21.9% of the outstanding Firefox common stock. Pursuant to the merger, all of the outstanding shares of the common stock of Firefox were converted into a total of approximately 6.4 million shares of Common Stock and approximately $9.1 million in cash. The shares of Firefox common stock owned by Mr. Kimberley were accordingly converted into 1,400,288 shares of Common Stock (see "Security Ownership" above) and approximately $1.98 million in cash. In addition, it was a condition to the merger that Mr. Kimberley be elected as a director of the Company, that the Company enter into a registration rights agreement with him with respect to the shares of Common Stock issuable to him pursuant to the merger, and that the Company enter into an employment agreement with him. Such agreements were entered into on July 22, 1996, the closing date of the merger. The registration rights agreement provides registration rights on customary terms with pro rata cutbacks and for the payment by the Company of certain related legal and other expenses. The terms of the employment agreement are substantially the same as those of the Employment Agreements described above under "Executive Compensation -- Employment Contracts," except that the salary payable to Mr. Kimberley under such agreement is $200,000.

     In April 1996, in connection with the relocation of John J. Warnock, Jr., then the Company's new Senior Vice President, Chief Financial Officer and Treasurer, from Pennsylvania to Massachusetts, the Company provided to Mr. Warnock a non-interest bearing bridge loan in the principal amount of $95,000 for the purchase of Mr. Warnock's new Massachusetts residence. The Company also agreed to pay certain related closing costs and to reimburse Mr. Warnock for all mortgage payments on his former residence until that residence was sold. The bridge loan was repayable in full on the earlier of the 15th day following the sale of Mr. Warnock's former residence or the date Mr. Warnock ceased to be an employee of the Company, and was secured by a second mortgage on Mr. Warnock's former residence. Mr. Warnock's former residence was sold on December 30, 1996. During 1996, the Company paid approximately $11,706 in mortgage payments on Mr. Warnock's former residence, approximately $22,578 in closing costs with respect to the sale of that residence and the purchase of Mr. Warnock's new residence and approximately $36,216 in expenses for Mr. Warnock's move from Pennsylvania to Massachusetts, and also paid Mr. Warnock a related Tax Payment totaling approximately $55,716. On January 14, 1997, the due date of the bridge loan, approximately $68,071 of such loan was repaid from the proceeds of such sale, and the Company forgave the remaining balance of approximately $26,929 and paid Mr. Warnock a related Tax Payment of approximately $29,883.

     During the fourth quarter of 1995, the Company and David D. Clark, a director of FTP, entered into an oral consulting agreement pursuant to which the Company has retained Dr. Clark as a consultant in the areas of technology, strategy, product development and technology diligence related to corporate transactions, among other things, at a fee of $3,000 per day. During 1996, the Company paid Dr. Clark approximately $22,125 for services rendered under this agreement. No services were performed by Dr. Clark under this agreement during 1995.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee is composed of three independent non-employee directors.

     The Company's executive compensation program is designed to reward and retain executives who are capable of leading the Company in achieving its strategic and financial objectives in the competitive and rapidly changing networking software industry.

     Compensation for the Company's executive officers generally consists of an annual salary, incentive cash bonuses and stock-based incentive compensation. Each of the Company's executive officers has an annual base salary at a level that the Committee believes is competitive for technology companies of comparable size (measured by revenue and anticipated growth) and that allows the Company to attract and retain experienced executives. Mr. David H. Zirkle's and Mr. Glenn C. Hazard's 1996 annual salary rates of $300,000 and $275,000, respectively, were determined based on such factors. The Compensation Committee relies in part on annual industry salary surveys and has occasionally in the past commissioned independent surveys. Historically, in addition to base salary, each of the Company's executive officers has been eligible to receive an incentive cash bonus at the end of each fiscal year based upon the Company's financial performance in that fiscal year, typically measured by total revenues and net income from operations for the year and cash balances at the end of the year. Because the Company did not meet its financial objectives for 1995, the Company did not establish an incentive cash bonus plan for 1996. In connection with the hiring of Mr. Hazard as President and Chief Operating Officer in April 1996, the Company agreed to pay him a bonus for 1996 of $62,000. In connection with the hiring of Mr. John G. McAughtry as Senior Vice President of Global Sales in September 1996, the Company agreed to pay him the sum of $75,000, being the amount of the bonus that would have been payable to him for 1996 by his former employer. Sales executives have also been eligible for commissions based on the Company's sales revenue.

     The Compensation Committee believes that the Company's achievement of its strategic goals and objectives will be reflected in long-term stock price appreciation. Accordingly, the Company seeks to create long-term performance incentives for its employees by aligning their economic interests with the interests of the Company's long-term shareholders through the Company's stock-based incentive compensation program. Stock options are granted at a price equal to the fair market value of the Company's Common Stock on the date of grant, and, as a result, receipt of value by the employee is dependent upon an increase in the price of the Company's Common Stock. Initial stock option grants are made to executive officers by reference to the number of stock options held by employees in comparable positions within both the Company and technology companies of comparable size. Subsequent awards are based on the actual and anticipated contributions by such employees in helping the Company achieve its strategic goals and objectives.

     In adopting and administering executive compensation plans and arrangements, the Compensation Committee will consider whether the deductibility of such compensation will be limited under Section 162(m) of the Internal Revenue Code of 1986 and, in appropriate cases, may attempt to structure such compensation so that any such limitation will not apply.

     In connection with the hiring of Mr. Hazard as President and Chief Operating Officer in April 1996, the Compensation Committee granted him an option to purchase 300,000 shares of the Company's Common Stock on the terms described elsewhere in this Proxy Statement. In June 1996, to provide further long term incentive to Mr. Hazard and in anticipation of the upcoming retirement of Mr. Zirkle as Chief Executive Officer of the Company and the anticipated election of Mr. Hazard to fill such position, the Compensation Committee granted Mr. Hazard an option to purchase 200,000 shares of the Company's Common Stock on the terms described elsewhere in this Proxy Statement. Based upon studies commissioned by the Compensation Committee during 1995 and information provided by its advisors, the Compensation Committee determined in 1995 that chief executive officers of businesses comparable to the Company generally had option positions equal to approximately 3.5% to 5% of the outstanding common stock. The June 1996 option grant to Mr. Hazard brought his option position to approximately 1.5% of the Company's outstanding Common Stock. In February 1997, the Compensation Committee granted Mr. Hazard an option to purchase an additional 300,000 shares of the Company's Common Stock, which brought his option position to approximately 2.5% of the Company's outstanding Common Stock.

     With respect to the above matters, the Compensation Committee submits this report.

                                                 COMPENSATION COMMITTEE

                                                 Vinton G. Cerf
                                                 F. David Fowler
                                                 Louise A. Mathews


                                PERFORMANCE GRAPH

          COMPARISON OF CUMULATIVE TOTAL RETURN AMONG FTP COMMON STOCK, S&P 500 COMPOSITE INDEX AND S&P COMPUTER SOFTWARE & SERVICES INDEX*
       -------------------------------------------------------------------

                        [PERFORMANCE GRAPH APPEARS HERE]

                         BASE
COMPANY/INDEX           PERIOD
                      16-NOV-93    DEC-93         DEC-94         DEC-95        DEC-96
FTP SOFTWARE, INC.       100       139.47         166.44         152.63         31.58
S&P 500 INDEX            100       100.60         101.93         140.23        172.43
S&P COMPUTER SOFTWARE
  & SERVICES             100        95.64         113.05         158.88        246.99



* Assumes $100 invested in the Company's Common Stock, S&P 500 Composite Index and S&P Computer Software and Services Index on November 16, 1993, the date of the Company's initial public offering. Assumes reinvestment of dividends.

     The stock prices in the foregoing Performance Graph are not necessarily indicative of future stock price performance. Each of the Report of the Compensation Committee of the Board of Directors set forth above under "Report of the Compensation Committee" and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.


                                  AUDIT MATTERS

     Coopers & Lybrand L.L.P. has been selected to audit the Company's financial statements for the year ending December 31, 1997, and to report the results of their audit. A representative of Coopers & Lybrand is expected to be present at the Meeting and will be given the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

                             ADJOURNMENT OF MEETING

     If sufficient votes in favor of the election of the Nominees are not received by the date of the Meeting, the persons named as proxies in the enclosed proxy may propose one or more adjournments of the Meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the session of the Meeting to be adjourned. The persons named as proxies in the enclosed proxy will vote in favor of such adjournment those proxies which they are entitled to vote in favor of the Nominees. They will vote against any such adjournment those proxies withholding authority to vote for any Nominee. The Company will pay the costs of any additional solicitation and of any adjournment session.


                 QUORUM, REQUIRED VOTES AND METHOD OF TABULATION

     Under Massachusetts law and the Company's Articles and By-laws, a majority of the outstanding shares of Common Stock entitled to vote on matters which come before the Meeting, present at the Meeting in person or by proxy, will constitute a quorum as to such matters. Votes cast at the Meeting, in person or by proxy, will be counted by a person appointed by the Company to act as election inspector for the Meeting.

     The two nominees for election as Class I Directors at the Meeting who receive the greatest number of votes properly cast for the election of directors shall be elected directors.

     With respect to each matter to be voted on at the Meeting, the election inspector will count shares represented by proxies that reflect abstentions and "broker non-votes" (i.e., shares represented at the Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners of, or persons entitled to vote, such shares and (ii) the broker or nominee does not have discretionary voting power on such matter) only as shares that are present and entitled to vote on such matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes will have any effect on the outcome of the vote on the election of directors.


                              STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be considered at the 1998 Annual Meeting of Stockholders must be received by the Company no later than January 2, 1998 to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


                                 OTHER BUSINESS

     The Board of Directors knows of no business that will come before the Meeting for action except as described in the accompanying Notice of 1997 Annual Meeting of Stockholders. However, as to any such business, the persons designated as proxies in the enclosed proxy will have discretionary authority to act in their best judgment.


                                    FORM 10-K

     A COPY OF FTP'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996 FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS AVAILABLE WITHOUT CHARGE BY WRITING TO: FTP SOFTWARE, INC., ATTN: CHERYL L.K. BOLAND, MANAGER OF INVESTOR RELATIONS, 100 BRICKSTONE SQUARE, ANDOVER, MASSACHUSETTS 01810.

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

-------------------------------------------------------------------------------
                               FTP SOFTWARE, INC.
-------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR.

1.  Election of the following nominees as Class I Directors:

                                                                With-    For All
                                                         For    hold     Except
                            DAVID D. CLARK               [ ]     [ ]      [ ]
                           F. DAVID FOWLER

    If you wish to withhold your vote for any individual nominee, mark the "For All Except" box and strike a line through that nominee's name.

    RECORD DATE SHARES:

    The shares represented by this proxy, if properly executed, will be voted in accordance with the instructions appearing herein. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THE SHARES REPRESENTED BY THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED "FOR" PROPOSAL 1 AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER
    BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

    Receipt of the Notice of 1997 Annual Meeting of Stockholders and Proxy Statement dated April 30, 1997 relating to the Meeting is hereby acknowledged.

Please be sure to sign and date this Proxy.  Date
                                                 -----------------------------

Stockholder sign here ---------------------------------------------------------

Co-owner sign here ------------------------------------------------------------

Mark box at right if an address change has been noted on the
reverse side of this card.                                    [ ]

DETACH CARD                                                         DETACH CARD


                               FTP SOFTWARE, INC.

Dear Stockholder,

Please take note of the important information enclosed with this proxy card.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach and return it in the enclosed postage paid envelope.

Your vote must be received prior to the 1997 Annual Meeting of Stockholders, June 19, 1997. Whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope. If you later desire to revoke your proxy, you may do so at any time before it is exercised by following the instructions on page one of the accompanying Proxy Statement.

Thank you in advance for your prompt consideration.

Sincerely,

FTP Software, Inc.

FTP SOFTWARE, INC.                                      [FTP SOFTWARE LOGO]

1997 ANNUAL MEETING OF STOCKHOLDERS
OF FTP SOFTWARE, INC., JUNE 19, 1997
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Douglas F. Flood, James A. Tholen and John F. Geraghty, and each of them singly, with full power of substitution, as proxies to vote and act at the FTP Software, Inc. 1997 Annual Meeting of Stockholders to be held on June 19, 1997 at 10:00 a.m., and at any and all postponements and adjournments thereof (the "Meeting"), upon and with respect to the number of shares of the common stock of FTP Software, Inc., $.01 par value per share, as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies, or their substitutes, to vote in such manner as they may determine on any matters which may come before the Meeting, all as indicated in the accompanying Notice of 1997 Annual Meeting of Stockholders and Proxy Statement, and to vote on the proposal listed on the reverse side hereof as specified by the undersigned on the reverse side. All proxies heretofore given by the undersigned in respect of the Meeting are hereby revoked.

UNLESS OTHERWISE SPECIFIED IN THE BOXES PROVIDED ON THE REVERSE SIDE HEREOF, THIS PROXY WILL BE VOTED IN FAVOR OF ALL NOMINEES FOR DIRECTORS NAMED IN THE PROXY STATEMENT AND IN THE DISCRETION OF THE NAMED PROXIES AS TO ANY OTHER MATTER THAT MAY COME BEFORE THE MEETING.

 -------------------------------------------------------------------------
|                                                                         |
|  PLEASE VOTE, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY IN  |
|  THE ENCLOSED ENVELOPE.                                                 |
|                                                                         |
 -------------------------------------------------------------------------

 -------------------------------------------------------------------------
|                                                                         |
|  Please sign exactly as name(s) appear(s) hereon. Joint owners should   |
|  each sign. If a corporation, sign in full corporate name by president  |
|  or authorized officer. If a partnership, sign in partnership name by   |
|  authorized person. When signing as attorney, executor, administrator,  |
|  trustee or guardian, please give your full title as such.              |
|                                                                         |
 --------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?

___________________________________________________________________________

___________________________________________________________________________

___________________________________________________________________________